Exhibit 99.6

Consent of Prospective Director

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, in connection with the Registration Statement on Form S-4, as amended (the “Registration Statement”) of Crescent Financial Bancshares, Inc. (“Crescent”) relating to the transactions contemplated by the Agreement and Plan of Merger, dated as of September 25, 2012, by and between Crescent and ECB Bancorp, Inc. (“ECB”), pursuant to which ECB will merge with and into Crescent (the “Merger”), the undersigned hereby consents to being named in the Registration Statement and all amendments thereto as a person who is to become a director of Crescent upon consummation of the Merger, and to the filing of this consent as an exhibit to the Registration Statement.

/s/ J. Bryant Kittrell III

J. Bryant Kittrell III

Date: January 15, 2013